Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 30,514,142.20	0.0001531	$ 4,671.72
Fees Previously Paid
	Total Transaction Valuation:	$ 30,514,142.20
	Total Fees Due for Filing:			$ 4,671.72
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 4,671.72
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction valuation is estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was estimated by multiplying (A) 26,305,295, being the number of issued and outstanding common shares, par value euro 0.12 of per share (the "Shares") in the capital of the Registrant; and (B) $1.16, being the total consideration expected to be paid per Share in the transaction (including the value of any non-cash consideration). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2025 beginning on October 1, 2024, issued on August 20, 2024, by multiplying the transaction valuation by 0.00015310 (which equals a fee of $153.10 for each $1,000,000 of the aggregate amount of the transaction valuation). Pursuant to Rule 0-11(a)(2) under the Exchange Act, the filing fee is offset by the fee previously paid with respect to the transaction under the Schedule TO-T (File No. 005-92425) filed on August 15, 2025 by XOMA Royalty Corporation.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-92425	08/15/2025		$ 4,671.72
Fee Offset Sources		LAVA Therapeutics NV	Schedule TO	005-92425		08/15/2025		$ 3,594.44
Fee Offset Sources		Turnstone Biologics Corp	Schedule TO	005-94123		07/11/2025		$ 1,077.28
Explanation of the basis for claimed offset:
[1]	Pursuant to Rule 0-11(a)(2) under the Exchange Act, the filing fee is offset by the fee previously paid with respect to the transaction under the Schedule TO-T (File No. 005-92425) filed on August 15, 2025 by XOMA Royalty Corporation. Such previously paid fees include $1,077.28 previously paid by XOMA Royalty Corporation upon the initial filing of its Schedule TO (File No. 005-94123) in respect of the acquisition of all of the issued and outstanding shares of common stock of Turnstone Biologics Corp. on July 11, 2025, which amount remains unused.